EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statement No. 333-113054 on Form S-8 of our reports dated March 7, 2007 relating to the financial statements of Ivanhoe Energy Inc. (which audit report expresses an unqualified opinion on the financial statements and includes a separate paragraph referring to a restatement of the financial statements and includes a separate report titled Comments By Independent Registered Chartered Accountants on Canada — United States of America Reporting Differences referring to conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern and changes in accounting principles that have a material effect on the comparability of the Company’s financial statements) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ivanhoe Energy Inc. for the year ended December 31, 2006.
(signed) “Deloitte & Touche LLP”
Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Canada
March 15, 2007